UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report: November 29, 2016

Ormat Technologies, Inc.

(Exact Name of Registrant as Specified in Its Charter)

001-32347

(Commission File Number)

Delaware (State of Incorporation)	No. 88-0326081 (I.R.S. Employer Identification No.)

6225 Neil Road, Reno, Nevada (Address of Principal Executive Offices)	89511-1136 (Zip Code)

(775) 356-9029
(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions: (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

TABLE OF CONTENTS

Item 1.01	Entry into a Material Definitive Agreement.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Item 9.01	Financial Statements and Exhibits.

Signatures

Exhibit Index

Exhibit 4.1	Note Purchase Agreement, dated as of November 29, 2016, by and among ORNI 47 LLC, MUFG Union Bank, N.A., Munich Reinsurance America, Inc. and Munich American Reassurance Company

Exhibit 99.1	Press Release of Ormat Technologies, Inc. dated November 30, 2016

INFORMATION TO BE INCLUDED IN THE REPORT

Item 1.01	Entry into a Material Definitive Agreement.

On November 29, 2016, ORNI 47 LLC (“ORNI 47”) entered into a note purchase agreement (the “Note Purchase Agreement”) with MUFG Union Bank, N.A., as collateral agent, Munich Reinsurance America, Inc. and Munich American Reassurance Company (the “Purchasers”) pursuant to which ORNI 47 issued and sold to the Purchasers $92.5 million aggregate principal amount of its 4.03% Senior Secured Notes due September 27, 2033 (the “Notes”) in a private placement exempt from the registration requirements of the Securities Act of 1933, as amended. ORNI 47, owner of the Don A. Campbell Phase I (“DAC 1”) geothermal power plant, is part of the ORPD LLC portfolio which is jointly owned by Ormat Nevada Inc., a direct wholly owned subsidiary of Ormat Technologies, Inc., and Northleaf Geothermal Holdings, LLC, an affiliate of Northleaf Capital Partners.

The net proceeds to ORNI 47 from the sale of the Notes, after deducting certain transaction expenses and the funding of a debt service reserve account, were approximately $87.6 million. ORNI 47 intends to use the proceeds from the sale of the Notes to refinance the development and construction costs of the DAC 1 geothermal power plant, which were originally financed using equity.

The Notes will mature on September 27, 2033 and bear interest at a fixed rate of 4.03% per annum. ORNI 47 will pay a scheduled amount of principal of the Notes beginning on December 27, 2016 and then quarterly, on the 27th day of each March, June, September and December, until the Notes mature. The Notes constitute senior secured obligations of ORNI 47 and are secured by all of the assets of ORNI 47.

Under the Note Purchase Agreement, ORNI 47 may prepay at any time all, or from time to time any part of, the Notes in an amount equal to at least $2 million or such lesser amount as may remain outstanding under the Notes at 100% of the principal amount to be prepaid plus the applicable make-whole amount determined for the prepayment date with respect to such principal amount.

Upon the occurrence of a Change of Control (as defined in the Note Purchase Agreement), ORNI 47 must make an offer to each holder of Notes to repurchase all of the holder’s Notes at 101% of the aggregate principal amount of Notes to be repurchased plus accrued and unpaid interest, if any, on the Notes to be repurchased to, but not including, the date of repurchase. Each holder of Notes may accept such offer in whole or in part.

In certain events, including certain asset sales outside the ordinary course of business, ORNI 47 must make mandatory prepayments of the Notes at 100% of the principal amount to be prepaid.

The Note Purchase Agreement requires ORNI 47 to comply with certain covenants, including, among others, restrictions on the incurrence of indebtedness or liens, amendment or modification of material project documents and the ability of ORNI 47 to merge or consolidate with another entity. The Note Purchase Agreement also contains customary events of default.

The above descriptions of certain terms and conditions of the Note Purchase Agreement are qualified by reference to the full text of the Note Purchase Agreement, a copy of which is filed herewith as Exhibit 4.1, and is incorporated by reference herein.

Item 2.03     Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under “Item 1.01 Entry into a Material Definitive Agreement” is incorporated herein by reference.

Item 9.01      Financial Statements and Exhibits.

(d)	Exhibits

	Exhibit 4.1	Note Purchase Agreement, dated as of November 29, 2016, by and among ORNI 47 LLC, MUFG Union Bank, N.A., Munich Reinsurance America, Inc. and Munich American Reassurance Company

	Exhibit 99.1	Press Release of Ormat Technologies, Inc. dated November 30, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Ormat Technologies, Inc.

By	/s/ Isaac Angel
Name: Isaac Angel
Title: Chief Executive Officer

Date: December 5, 2016